UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2017

BARRETT BUSINESS SERVICES, INC.

(Exact name of registrant as specified in charter)

Maryland	0-21886	52-0812977
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8100 N.E. Parkway Drive, Suite 200 Vancouver, Washington	98662
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (360) 828-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 9, 2017, at the recommendation of the Compensation Committee of the Board of Directors (the "Board") of Barrett Business Services, Inc. ("BBSI"), the Board adopted the Barrett Business Services, Inc., Nonqualified Deferred Compensation Plan (the "Plan"). Effective July 1, 2017, each of BBSI's five executive officers will be permitted to defer receipt for income tax purposes of up to 90% of his or her salary, as well as up to 100% of any incentive bonus payable to the officer, whether discretionary or based on attainment of performance goals. Beginning January 1, 2018, BBSI intends to expand availability to participate in the Plan to additional management level employees selected by the Compensation Committee. Deferred amounts will be credited to each participant's account and adjusted to reflect amounts of income, gain or loss as if the amounts credited to such accounts had been invested in investment funds designated under the Plan and selected by the participant. Participants are immediately vested in credits for their contributions to the Plan and related earnings.

The Plan does not provide for BBSI to make matching contributions. However, the Compensation Committee approved the automatic grant of restricted stock units ("RSUs") under BBSI's 2015 Stock Incentive Plan, effective on each January 1 and July 1, with a dollar value (based on the closing price of BBSI's common stock on the grant date or, if not a trading day, the next preceding trading day) equal to 35% of the amount deferred into a participant's account in the Plan during the preceding six months; provided that the value of such RSUs granted to a single participant may not exceed $75,000 in a calendar year. The RSUs will vest in full on the fifth anniversary of the grant date; provided that the participant continues to be a BBSI employee on that date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BARRETT BUSINESS SERVICES, INC.

Dated: June 15, 2017	By:	/s/ Gary E. Kramer
Gary E. Kramer Vice President-Finance, Treasurer and Secretary